UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2015

ROCK CREEK PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-15324 (Commission File Number)	52-1402131 (IRS Employer Identification No.)

2040 Whitfield Avenue, Suite 300 Sarasota, Florida 34243 (Address of principal executive offices, including zip code) 844-727-0727 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

On March 23, 2015, Rock Creek Pharmaceuticals, Inc. (the “Company”) received a letter from the Listing Qualifications Department of The Nasdaq Stock Market, LLC (“Nasdaq”), notifying the Company that, for the last 30 consecutive business days, the Company has failed to comply with Nasdaq Listing Rule 5550(b)(2), which requires the Company to maintain a minimum “Market Value of Listed Securities” of $35 million for continued listing on the Nasdaq Capital Market. The letter also noted that the Company did not meet the alternative requirements under Listing Rules 5550(b)(1) or 5550(b)(3).

In accordance with the Listing Rules, the Company has a period of 180 calendar days, or until September 21, 2015, to regain compliance with Listing Rule 5550(b)(2). The Company may regain compliance with the Listing Rule at any time during this compliance period if its Market Value of Listed Securities closes at $35 million or more for a minimum of ten consecutive business days.

The letter has no effect on the listing or trading of the Company’s common stock at this time. However, there can be no assurance that the Company will be able to regain compliance with Listing Rule 5550(b)(2) or any other compliance alternatives under Listing Rule 5550(b). In the event that the Company does not regain compliance with Listing Rule 5550(b)(2) prior to the expiration of the compliance period, it will receive written notification that its securities are subject to delisting. At that time, the Company may appeal the delisting determination to a Hearings Panel pursuant to the procedures set forth in the applicable Nasdaq Listing Rules.

The Company intends to actively monitor its Market Value of Listed Securities between now and September 21, 2015, and will consider available options to resolve the deficiency and regain compliance with Listing Rule 5550(b)(2).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCK CREEK PHARMACEUTICALS, INC.

By:	/s/ Benjamin M. Dent
Benjamin M. Dent
Chief Financial Officer

Date: March 23, 2015